Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	David Rubinger
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	david.rubinger@equifax.com

Equifax Delivers Solid Revenue and Earnings Performance in the Fourth Quarter
and Full Year 2007; Announces Outlook for First Quarter and Full Year 2008

ATLANTA, February 4, 2008 — Equifax Inc. (NYSE: EFX) today reported financial results for the quarter and year ended December 31, 2007.  Based on unaudited results, revenue increased 26 percent in the fourth quarter to $490.9 million from the fourth quarter 2006.  Operating income grew 9 percent to $120.2 million.  Fourth quarter diluted earnings per share (“EPS”) was 49 cents compared to 50 cents in the prior year period.  On a non-GAAP basis, EPS, adjusted to exclude the impact of acquisition-related amortization expense and the 2006 organizational realignment charge, increased 4 percent to 59 cents for the fourth quarter 2007.

For the full year 2007, revenue increased 19 percent to $1.84 billion compared to 2006.  Operating income grew 11 percent to $486.2 million.  Diluted EPS was $2.02 compared to $2.12 for the full year 2006.  EPS for the full year 2007, adjusted to exclude the impact of acquisition-related amortization expense and certain 2006 matters, increased 7 percent to $2.32 from the prior year period.  Adjusted EPS is a non-GAAP financial measure, which is defined and reconciled to the most closely related GAAP financial measure in the information accompanying this release.

“In 2007, we made significant progress executing on our growth strategy.  We acquired TALX, the largest acquisition in the company’s history, which significantly diversifies revenues and broadens our product portfolio.  In addition, we continued market penetration of analytics and enabling technologies in U.S. Consumer Information Solutions and experienced strong incremental growth and margin improvement in our International businesses,” said Richard F. Smith, Equifax Chairman and Chief Executive Officer.  “North America Personal Solutions exceeded performance expectations and North America Commercial Solutions finished the year with strong growth and a much sharper strategic focus.”

Fourth Quarter 2007 Highlights

•                  Double-digit revenue growth in our North America Personal Solutions, North America Commercial Solutions and International operating segments and results from TALX contributed to a 26 percent increase in revenue in the fourth quarter of 2007, when compared to the same period in 2006.  Equifax, excluding TALX, delivered 7 percent revenue growth while TALX contributed 19 points to fourth quarter growth.

•                  Operating margin was 24.5 percent compared to 28.2 percent in the fourth quarter of 2006.   On a non-GAAP basis, operating margin adjusted to exclude the impact of acquisition-related amortization expense and the 2006 charge related to organizational realignment was 28.9 percent in 2007 compared to 31.8 percent in the fourth quarter of 2006.  Adjusted operating margin is a non-GAAP financial measure which is defined and reconciled to the most closely related GAAP financial measure in the information accompanying this release.

•                  The effective tax rate for the fourth quarter of 2007 was 33.1 percent, as compared to 37.3 percent for the same period in 2006 and 36.6 percent for the first nine months of 2007.

U.S. Consumer Information Solutions (“USCIS”)

Total revenue was $228.7 million in the fourth quarter of 2007, a 3 percent decrease from the fourth quarter of 2006.  Credit Marketing and Mortgage Reporting were affected by weakness in the U.S. credit and mortgage markets and were the primary contributors to this revenue decline.  Compared to the fourth quarter of 2006:

•                  Online Consumer Information Solutions revenue was $150.6 million, up 2 percent;

•                  Mortgage Reporting Solutions revenue was $12.7 million, down 15 percent;

•                  Credit Marketing Services revenue was $37.1 million, down 16 percent; and

•                  Direct Marketing Services revenue was $28.3 million, down 3 percent.

Operating margin for USCIS was 36.6 percent in the fourth quarter of 2007, down from 41.4 percent in the fourth quarter of 2006.  Based on current revenue run rates and specific actions already taken or currently identified, USCIS operating margins are expected to increase steadily throughout 2008 from the fourth quarter level starting in the first quarter.

International

Total revenue was $128.9 million in the fourth quarter of 2007, a 23 percent increase from the fourth quarter of 2006. In local currency, revenue was up 11 percent when compared to the same period in the prior year.  Compared to the fourth quarter of 2006:

•                  Europe revenue was $48.8 million, up 18 percent in U.S. dollars (10 percent in local currency);

•                  Latin America revenue was $51.6 million, up 30 percent in U.S. dollars (18 percent in local currency); and

•                  Canada Consumer revenue was $28.5 million, up 20 percent in U.S. dollars (3 percent in local currency).

Operating margin for International was 28.6 percent in the fourth quarter of 2007 versus 28.8 percent in the fourth quarter of 2006.

TALX

Total revenue was $73.8 million and operating margin was 20.0 percent for the fourth quarter of 2007.  Fourth quarter revenue in 2007 was 14 percent greater than the amount of revenue reported by TALX during the same period in 2006.

In addition, approximately 7.0 million total records were added to the employment database, bringing total records in the database to 165.9 million, up 16 percent from a year ago.

North America Personal Solutions

Total revenue rose to $38.3 million, a 21 percent increase from the fourth quarter of 2006, driven by solid execution of the segment’s strategic transformation from transaction-based products to subscription-based products. Operating margin was 26.1 percent versus 26.5 percent in the fourth quarter of 2006.

North America Commercial Solutions

Total revenue rose to $21.2 million, a 26 percent increase from the fourth quarter of 2006. Operating margin was 30.2 percent, up from 28.8 percent in the fourth quarter of 2006.

Full Year 2007 Highlights

•                  Broad-based revenue growth in our North America Commercial Solutions, North America Personal Solutions and International operating segments and the results of our TALX business segment, subsequent to its acquisition on May 15, 2007, contributed to a 19 percent increase in revenue during 2007, when compared to the same period in 2006.  TALX represented 12 percent of the full year revenue growth.

•                  Operating margin decreased to 26.4 percent for the full year 2007 from 28.2 percent for the full year 2006.   On a non-GAAP basis, operating margin adjusted to exclude the impact of acquisition-related amortization expense and the 2006 litigation-related matters and organizational realignment charge was 30.0 percent in 2007 compared to 31.2 percent in 2006.

•                  EBITDA, a non-GAAP measure calculated by adding back depreciation and amortization expense and the 2006 litigation-related matters and organizational realignment charge to operating income, was $613.9 million for the full year 2007 compared to $534.3 million a 15 percent increase over 2006.

•                  The effective tax rate for the full year 2007 was 35.8 percent, as compared to 34.0 percent for the same period in 2006. The 2007 rate reflects a lower foreign and state tax rate compared to 2006 and other discrete items.  The 2006 rate included the reversal of certain income tax reserves during the third quarter and a non-taxable gain related to a litigation settlement during the second quarter.

•                  Interest expense increased by $26.6 million to $58.5 million, and weighted-average diluted shares increased 4 percent to 135.1 million, as a result of the combined effect of the acquisition of TALX and the subsequent issuance of debt to repurchase a portion of the shares issued in the acquisition.

•                  We repurchased 17.9 million shares of our common stock on the open market for $718.7 million during the full year 2007.

U.S. Consumer Information Solutions (“USCIS”)

Total revenue was $969.7 million in 2007, a slight increase over 2006.  Compared to the full year of 2006:

•                  Online Consumer Information Solutions revenue was $639.0 million, up 3 percent;

•                  Mortgage Reporting Solutions revenue was $66.1 million, down 8 percent;

•                  Credit Marketing Services revenue was $156.4 million, down 6 percent; and

•                  Direct Marketing Services revenue was $108.2 million, down 2 percent.

Operating margin for USCIS was 39.6 percent in the full year 2007, down from 40.9 percent in the full year 2006.

International

Total revenue was $472.8 million in 2007, a 17 percent increase from 2006. In local currency, revenue was up 10 percent when compared to the same period in the prior year. Compared to the full year of 2006:

•                  Europe revenue was $183.8 million, up 20 percent in U.S. dollars (10 percent in local currency);

•                  Latin America revenue was $182.5 million, up 19 percent in U.S. dollars (12 percent in local currency); and

•                  Canada Consumer revenue was $106.5 million, up 12 percent in U.S. dollars (5 percent in local currency).

Operating margin for International was 29.8 percent in the full year 2007, up from 29.3 percent in the full year 2006.

TALX

Total revenue was $179.4 million and operating margin was 16.3 percent for the period from its acquisition on May 15, 2007 through December 31, 2007.  In addition, approximately 23.1 million total records were added to the employment database, bringing total records in the database to 165.9 million.

North America Personal Solutions

Total revenue rose to $153.5 million, a 22 percent increase from the full year 2006.  Solid execution of a strategic transformation led to an increase in the subscriber base to 1.4 million customers, a 41 percent increase from 2006. Operating margin was 22.1 percent, up from 10.8 percent for the full year 2006.  On a non-GAAP basis, excluding the impact of certain 2006 litigation matters, operating margin was 14.8 percent for the full year 2006.

North America Commercial Solutions

Total revenue rose to $67.6 million, a 37 percent increase from the full year 2006.  In 2007, U.S. commercial transaction volume rose 33 percent to 4.7 million transactions.  Operating margin for 2007 was 17.7 percent, down from 20.2 percent in 2006, reflecting our continued investments in this high growth area of the business.

2008 Annual and First Quarter Outlook

Based on current business trends and management’s outlook, Equifax expects consolidated annual revenue growth to be between 9 percent and 12 percent.  Adjusted EPS for the full year is expected to be between $2.48 and $2.58.  EBITDA is expected to be in the range of $675 million to $710 million for the full year.  Annual capital expenditures are targeted at $125 million to $150 million.

Equifax expects consolidated revenue for the first quarter of 2008 to be between $488 million and $498 million and adjusted EPS to be between 56 cents and 60 cents.

Adjusted EPS, a non-GAAP financial measure, is calculated by excluding acquisition-related amortization expense from the determination of net income in the calculation of diluted EPS.  EBITDA, a non-GAAP financial measure, is calculated by adding back depreciation and amortization expense to operating income.

In the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us.  We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

About Equifax

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

www.equifax.com

Earnings Conference Call and Webcast

Equifax’s quarterly teleconference to discuss the fourth quarter and full year 2007 earnings release will be held tomorrow, February 5, at 8:30 a.m. (EDT). The live audio webcast of the speakers’ presentations will be available in the Investor Center of our website at www.equifax.com and a replay will be available at the same site shortly after the conclusion of the webcast. This press release, the financial tables, as well as other supplemental information, are also available at that website.

Supplemental Financial Information and Non-GAAP Financial Measures

The Common Questions and Answers (Unaudited) (“Q&A”) that are a part of this press release include supplemental financial information which Equifax believes is useful to assess its operating performance. The following financial measures included herein or in the Q&A are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”): operating income, operating margin and net income excluding the net impact of certain 2006 litigation-related matters, income tax benefit and charge related to organizational realignment; adjusted operating income and operating margin excluding acquisition-related amortization expense and the net impact of certain litigation-related matters and charge related to organizational realignment in 2006; EBITDA, defined as operating income adding back depreciation and amortization expense and excluding the net impact of certain 2006 litigation matters and charge related to organizational realignment; diluted EPS, as adjusted to exclude acquisition-related amortization expense, the net impact of certain 2006 litigation matters, income tax benefit and charge related to organizational realignment; and effective tax rate, excluding certain items.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “About Equifax/Investor Center/Non-GAAP/GAAP Financial Measures” on our website at www.equifax.com.  Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Reported results for the prior year quarter and twelve month period do not include revenue, operating income or operating expenses from TALX, which we acquired on May 15, 2007.  To give investors further basis for comparison, in addition to the historical reported results, we have provided pro forma results for the year ended December 31, 2006 and three months ended March 31, 2007.  These pro forma results combine financial results from Equifax and TALX and are available in our Form 8-K/A filed on June 25, 2007 and on our website at www.equifax.com/About Equifax/Investor Center/Financials/SEC Filings.

Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, completing the Company’s 2007 year end audit, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, our ability to achieve targeted cost efficiencies, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, the outcome of pending litigation, the impact of tax audits by the IRS or other taxing authorities, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2006, in “Risk Factors” in TALX Corporation’s Annual Report on Form 10-K for the year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and in our other filings with the Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

EQUIFAX

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31,
	2007	2006
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$490.9	$390.0
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	198.5	159.9
Selling, general and administrative expenses	134.4	99.4
Depreciation and amortization	37.8	20.8
Total operating expenses	370.7	280.1
Operating income	120.2	109.9
Interest expense	(20.9)	(7.9)
Minority interests in earnings, net of tax	(1.7)	(1.5)
Other income, net	0.6	0.2
Income before income taxes	98.2	100.7
Provision for income taxes	(32.5)	(37.6)
Net income	$65.7	$63.1

Basic earnings per common share	$0.50	$0.50
Weighted-average shares used in computing basic earnings per share	130.9	125.0
Diluted earnings per common share	$0.49	$0.50
Weighted-average shares used in computing diluted earnings per share	133.8	127.2
Dividends per common share	$0.04	$0.04

EQUIFAX

CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,
	2007	2006
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$1,843.0	$1,546.3
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	752.0	626.4
Selling, general and administrative expenses	477.1	401.0
Depreciation and amortization	127.7	82.8
Total operating expenses	1,356.8	1,110.2
Operating income	486.2	436.1
Interest expense	(58.5)	(31.9)
Minority interests in earnings, net of tax	(6.1)	(4.5)
Other income, net	3.0	16.2
Income before income taxes	424.6	415.9
Provision for income taxes	(151.9)	(141.4)
Net income	$272.7	$274.5

Basic earnings per common share	$2.07	$2.16
Weighted-average shares used in computing basic earnings per share	132.0	127.1
Diluted earnings per common share	$2.02	$2.12
Weighted-average shares used in computing diluted earnings per share	135.1	129.4
Dividends per common share	$0.16	$0.16

EQUIFAX

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006

(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$81.6	$67.8
Trade accounts receivable, net of allowance for doubtful accounts of $8.9 and $8.7 at December 31, 2007 and 2006, respectively	295.8	244.8
Prepaid expenses	25.8	21.5
Other current assets	21.8	11.1
Total current assets	425.0	345.2
Property and equipment:
Capitalized internal-use software and system costs	292.2	243.8
Data processing equipment and furniture	184.7	132.2
Land, buildings and improvements	89.5	29.7
Total property and equipment	566.4	405.7
Less accumulated depreciation and amortization	(306.9)	(243.8)
Total property and equipment, net	259.5	161.9

Goodwill	1,834.6	842.0
Indefinite-lived intangible assets	95.7	95.2
Purchased intangible assets, net	764.5	242.2
Prepaid pension asset	72.2	47.7
Other assets, net	72.4	56.4
Total assets	$3,523.9	$1,790.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current maturities	$222.1	$330.0
Accounts payable	31.1	23.5
Accrued expenses	79.4	62.0
Accrued salaries and bonuses	63.5	41.9
Deferred revenue	69.9	62.7
Other current liabilities	80.9	62.0
Total current liabilities	546.9	582.1
Long-term debt	1,165.2	173.9
Deferred income tax liabilities, net	277.1	70.8
Long-term pension and other postretirement benefit liabilities	62.8	65.3
Other long-term liabilities	72.7	60.4
Total liabilities	2,124.7	952.5

Shareholders’ equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 188.5 and 186.3 at December 31, 2007 and 2006, respectively; Outstanding shares - 129.7 and 124.7 at December 31, 2007 and 2006, respectively	235.6	232.9
Paid-in capital	1,040.8	609.2
Retained earnings	2,030.0	1,778.6
Accumulated other comprehensive loss	(170.5)	(232.2)
Treasury stock, at cost, 55.1 shares and 57.7 shares at December 31, 2007 and 2006, respectively	(1,679.0)	(1,490.9)
Stock held by employee benefits trusts, at cost, 3.7 shares and 3.9 shares at December 31, 2007 and 2006, respectively	(57.7)	(59.5)
Total shareholders’ equity	1,399.2	838.1
Total liabilities and shareholders’ equity	$3,523.9	$1,790.6

EQUIFAX

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
	2007	2006
(In millions)	(Unaudited)
Operating activities:
Net income	$272.7	$274.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127.7	82.8
Stock-based compensation expense	17.6	17.4
Tax effects of stock-based compensation plans	6.6	8.9
Excess tax benefits from stock-based compensation plans	(7.0)	(7.2)
Deferred income taxes	7.9	(2.6)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(1.6)	(22.8)
Prepaid expenses and other current assets	(5.3)	(2.4)
Other assets	(18.7)	(1.6)
Current liabilities, excluding debt	38.9	49.1
Other long-term liabilities, excluding debt	11.1	(24.0)
Cash provided by operating activities	449.9	372.1
Investing activities:
Capital expenditures	(118.5)	(52.0)
Acquisitions, net of cash acquired	(300.0)	(34.4)
Other	(3.8)	(0.4)
Cash used in investing activities	(422.3)	(86.8)
Financing activities:
Net short-term borrowings (repayments)	139.7	(12.2)
Net borrowings (repayments) under long-term revolving credit facilities	253.4	(40.0)
Payments on long-term debt	(250.0)	—
Treasury stock purchases	(718.7)	(215.2)
Dividends paid	(20.7)	(20.3)
Proceeds from exercise of stock options	31.6	26.1
Excess tax benefits from stock-based compensation plans	7.0	7.2
Proceeds from issuance of long-term debt	545.7	—
Other	(5.6)	(0.6)
Cash used in financing activities	(17.6)	(255.0)
Effect of foreign currency exchange rates on cash and cash equivalents	3.8	—
Increase in cash and cash equivalents	13.8	30.3
Cash and cash equivalents, beginning of period	67.8	37.5
Cash and cash equivalents, end of period	$81.6	$67.8

Common Questions & Answers (Unaudited)

(Dollars in millions)

1.	Can you provide a further analysis of operating revenue and operating income by operating segment?
Operating revenue and operating income consist of the following components:

(in millions)	Three Months Ended December 31,
		% of		% of
Operating revenue:	2007	Revenue	2006*	Revenue	$ Change	% Change
U.S. Consumer Information Solutions	$228.7	47%	$236.6	61%	$(7.9)	-3%
International	128.9	26%	104.9	27%	24.0	23%
North America Personal Solutions	38.3	8%	31.7	8%	6.6	21%
North America Commercial Solutions	21.2	4%	16.8	4%	4.4	26%
TALX	73.8	15%	—	nm	73.8	nm
Total operating revenue	$490.9	100%	$390.0	100%	$100.9	26%

(in millions)	Three Months Ended December 31,
		Operating		Operating
Operating income:	2007	Margin	2006*	Margin	$ Change	% Change
U.S. Consumer Information Solutions	$83.7	36.6%	$97.9	41.4%	$(14.2)	-14%
International	36.9	28.6%	30.2	28.8%	6.7	22%
North America Personal Solutions	10.0	26.1%	8.4	26.5%	1.6	19%
North America Commercial Solutions	6.4	30.2%	4.8	28.8%	1.6	33%
TALX	14.8	20.0%	—	nm	14.8	nm
General Corporate Expense	(31.6)	nm	(31.4)	nm	(0.2)	-1%
Total operating income	$120.2	24.5%	$109.9	28.2%	$10.3	9%

(in millions)	Twelve Months Ended December 31,
		% of		% of
Operating revenue:	2007	Revenue	2006*	Revenue	$ Change	% Change
U.S. Consumer Information Solutions	$969.7	53%	$968.1	63%	$1.6	0%
International	472.8	26%	402.8	26%	70.0	17%
North America Personal Solutions	153.5	8%	126.0	8%	27.5	22%
North America Commercial Solutions	67.6	3%	49.4	3%	18.2	37%
TALX	179.4	10%	—	nm	179.4	nm
Total operating revenue	$1,843.0	100%	$1,546.3	100%	$296.7	19%

(in millions)	Twelve Months Ended December 31,
		Operating		Operating
Operating income:	2007	Margin	2006*	Margin	$ Change	% Change
U.S. Consumer Information Solutions	$383.5	39.6%	$395.7	40.9%	$(12.2)	-3%
International	141.1	29.8%	118.1	29.3%	23.0	20%
North America Personal Solutions	34.0	22.1%	13.6	10.8%	20.4	150%
North America Commercial Solutions	12.0	17.7%	9.9	20.2%	2.1	21%
TALX	29.3	16.3%	—	nm	29.3	nm
General Corporate Expense	(113.7)	nm	(101.2)	nm	(12.5)	-12%
Total operating income	$486.2	26.4%	$436.1	28.2%	$50.1	11%

* Effective January 1, 2007, we completed our organizational realignment which changed our operating segments. Therefore, the three and twelve month 2006 financial results have been recast to be consistent with the 2007 presentation.

nm - not meaningful

Common Questions & Answers (Unaudited)

(Dollars in millions)

2.	Can you provide a further analysis of operating revenue in the product and services lines, or geographic regions within each operating segment?
Operating revenue consists of the following components:

(in millions)	Three Months Ended December 31,
		% of		% of
Operating revenue:	2007	Revenue	2006*	Revenue	$ Change	% Change
Online Consumer Information Solutions	$150.6	31%	$148.0	38%	$2.6	2%
Mortgage Reporting Solutions	12.7	3%	15.0	4%	(2.3)	-15%
Credit Marketing Services	37.1	7%	44.3	11%	(7.2)	-16%
Direct Marketing Services	28.3	6%	29.3	8%	(1.0)	-3%
Total U.S. Consumer Information Solutions	228.7	47%	236.6	61%	(7.9)	-3%
Europe	48.8	10%	41.3	11%	7.5	18%
Latin America	51.6	10%	39.8	10%	11.8	30%
Canada Consumer	28.5	6%	23.8	6%	4.7	20%
Total International	128.9	26%	104.9	27%	24.0	23%
North America Personal Solutions	38.3	8%	31.7	8%	6.6	21%
North America Commercial Solutions	21.2	4%	16.8	4%	4.4	26%
The Work Number	28.1	6%	—	nm	28.1	nm
Tax and Talent Management Services	45.7	9%	—	nm	45.7	nm
Total TALX	73.8	15%	—	nm	73.8	nm
Total operating revenue	$490.9	100%	$390.0	100%	$100.9	26%

(in millions)	Twelve Months Ended December 31,
		% of		% of
Operating revenue:	2007	Revenue	2006*	Revenue	$ Change	% Change
Online Consumer Information Solutions	$639.0	35%	$619.2	40%	$19.8	3%
Mortgage Reporting Solutions	66.1	4%	71.7	5%	(5.6)	-8%
Credit Marketing Services	156.4	8%	166.3	11%	(9.9)	-6%
Direct Marketing Services	108.2	6%	110.9	7%	(2.7)	-2%
Total U.S. Consumer Information Solutions	969.7	53%	968.1	63%	1.6	0%
Europe	183.8	10%	153.6	10%	30.2	20%
Latin America	182.5	10%	154.0	10%	28.5	19%
Canada Consumer	106.5	6%	95.2	6%	11.3	12%
Total International	472.8	26%	402.8	26%	70.0	17%
North America Personal Solutions	153.5	8%	126.0	8%	27.5	22%
North America Commercial Solutions	67.6	3%	49.4	3%	18.2	37%
The Work Number	72.6	4%	—	nm	72.6	nm
Tax and Talent Management Services	106.8	6%	—	nm	106.8	nm
Total TALX	179.4	10%	—	nm	179.4	nm
Total operating revenue	$1,843.0	100%	$1,546.3	100%	$296.7	19%

* Effective January 1, 2007, we completed our organizational realignment which changed our operating segments. Therefore, the three and twelve month 2006 financial results have been recast to be consistent with the 2007 presentation.

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Common Questions & Answers (Unaudited)

(Dollars in millions)

3.	What drove the fluctuation in the effective tax rate?

Our effective income tax rate was 33.1% for the three months ended December 31, 2007, down from 37.3% for the same period in 2006. The lower fourth quarter 2007 rate was driven by discrete items recorded during the quarter including a $2.9 million benefit for refunds related to our 2002 and 2003 U.S. federal income tax filings.

The effective income tax rate was 35.8% for the twelve months ended December 31, 2007, up from 34.0% for the same period in 2006. The December 31, 2007 rate reflects a lower foreign and state tax rate compared to 2006, a favorable second quarter 2007 discrete item related to our foreign tax credit utilization and the fourth quarter 2007 items mentioned above. Our full year 2006 rate was favorably impacted by the reversal of $9.5 million of income tax reserves related to uncertain tax positions during the third quarter of 2006 and a $14.1 million non-taxable litigation settlement recorded during the second quarter of 2006.

4.	Can you provide depreciation and amortization by segment?
Depreciation and amortization are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
U.S. Consumer Information Solutions	$11.6	$11.5	$47.0	$46.1
International	5.9	4.8	21.4	19.2
North America Personal Solutions	0.6	0.8	2.9	3.0
North America Commercial Solutions	1.4	1.4	5.5	4.2
TALX	15.0	—	38.3	—
General Corporate Expense	3.3	2.3	12.6	10.3
Total depreciation and amortization	$37.8	$20.8	$127.7	$82.8

5.	What was the currency impact on the foreign operations?
The U.S. dollar impact on operating revenue and operating income is as follows:

	Three Months Ended December 31, 2007
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada*	$5.0	17%	$1.9	17%
Europe	3.5	8%	0.9	10%
Latin America	4.8	12%	1.0	8%
	$13.3	3%	$3.8	3%

	Twelve Months Ended December 31, 2007
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada*	$7.6	6%	$2.9	7%
Europe	14.6	10%	3.5	10%
Latin America	10.2	7%	2.2	5%
	$32.4	2%	$8.6	2%

* Canada financial results are reported in both our North America Commercial Solutions and International operating segments.

6.	What was the share repurchase activity for the fourth quarter and full year 2007?

We repurchased 2.6 million shares of our common stock on the open market for $97.8 million during the fourth quarter. For the full year 2007, we repurchased 17.9 million shares on the open market for $718.7 million. At December 31, 2007, $63.9 million remained authorized for future share repurchases.

7.	What was the weighted average cost of debt?
The weighted average cost of debt was 6.1% at December 31, 2007, an increase from 5.7% at December 31, 2006, due primarily to the issuance of longer term fixed rate debt in the second quarter of 2007.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)*

(Dollars in millions, except per share amounts)

A.	Reconciliation of operating income, operating margin and net income for purposes of comparability highlighting the impact of the following 2006 matters:
• Litigation loss contingencies, net includes:

1)  A loss contingency of $14.0 million ($8.6 million, net of tax) related to the North America Personal Solutions segment recorded in the second quarter of 2006 and the subsequent reversal of $9.0 million ($5.6 million, net of tax) of this contingency recorded in the third quarter of 2006.

2) A loss contingency of $4.0 million ($2.5 million, net of tax) recorded during the third quarter of 2006 related to the U.S. Consumer Information Solutions segment.
These items were recorded in Operating Income as defined below in “Litigation loss contingencies”.
• Litigation settlement of $14.1 million (non-taxable) recorded in Other Income, net, as defined below in “Litigation settlement”.

• Income tax benefit of $9.5 million, recorded during the third quarter of 2006 related to the expiration of uncertain tax positions and reversal of the related reserve.  The benefit was recorded in Provision for Income Taxes, as defined below in “Income tax benefit”.

• Charge related to organizational realignment of $6.4 million ($4.0 million, net of tax) recorded in Operating Income during the fourth quarter of 2006 as defined below in “Charge related to organizational realignment”.

North America Personal Solutions Operating Income

	Twelve Months Ended
	December 31,
	2007	2006	% Change

North America Personal Solutions operating income	$34.0	$13.6	150%
Litigation loss contingency, net	—	5.0
North America Personal Solutions operating income, excluding the litigation loss contingency	$34.0	$18.6	83%

	Twelve Months Ended
	December 31,
	2007	2006

North America Personal Solutions operating margin	22.1%	10.8%
Litigation loss contingency, net	—	4.0%
North America Personal Solutions operating margin, excluding the litigation loss contingency	22.1%	14.8%

U.S. Consumer Information Solutions Operating Income

	Twelve Months Ended
	December 31,
	2007	2006	% Change

U.S. Consumer Information Solutions operating income	$383.5	$395.7	-3%
Litigation loss contingency	—	4.0
U.S. Consumer Information Solutions operating income, excluding the litigation loss contingency	$383.5	$399.7	-4%

	Twelve Months Ended
	December 31,
	2007	2006

U.S. Consumer Information Solutions operating margin	39.6%	40.9%
Litigation loss contingency	—	0.4%
U.S. Consumer Information Solutions operating margin, excluding the litigation loss contingency	39.6%	41.3%

Consolidated Operating and Net Income

	Three Months Ended		Three Months Ended
	December 31, 2007		December 31, 2006		% Change 2007 vs 2006
	Operating Income	Net Income	Operating Income	Net Income	Operating Income	Net Income

Income	$120.2	$65.7	$109.9	$63.1	9%	4%
Charge related to organizational realignment	—	—	6.4	4.0	nm	nm
Income, excluding the charge for organizational realignment	$120.2	$65.7	$116.3	$67.1	3%	-2%

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* See the “Caution Concerning Forward-Looking Statements” section in this earnings release regarding forecasted amounts or expectations related to results associated with future periods.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)*
(Dollars in millions, except per share amounts)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2007		December 31, 2006		% Change 2007 vs 2006
	Operating Income	Net Income	Operating Income	Net Income	Operating Income	Net Income

Income	$486.2	$272.7	$436.1	$274.5	11%	-1%
Litigation loss contingencies, net	—	—	9.0	5.5	nm	nm
Litigation settlement	—	—	—	(14.1)	nm	nm
Income tax benefit	—	—	—	(9.5)	nm	nm
Charge related to organizational realignment	—	—	6.4	4.0	nm	nm
Income, excluding the litigation loss contingencies, litigation settlement, income tax benefit and charge related to organizational realignment	$486.2	$272.7	$451.5	$260.4	8%	5%

B.

Reconciliation of operating income to adjusted operating income, excluding acquisition-related amortization expense, the 2006 litigation loss contingencies, net and charge related to organizational realignment, and presentation of adjusted operating margin:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$490.9	$390.0	$1,843.0	$1,546.3
Operating income	$120.2	$109.9	$486.2	$436.1
Acquisition-related amortization expense	21.6	7.9	65.8	31.4
Charge related to organizational realignment	—	6.4	—	6.4
Litigation loss contingencies, net	—	—	—	9.0
Adjusted operating income, excluding acquisition-related amortization expense, charge related to organizational realignment and litigation loss contingencies, net	$141.8	$124.2	$552.0	$482.9
Adjusted operating margin	28.9%	31.8%	30.0%	31.2%

C.

Reconciliation of net income to diluted EPS, adjusted for acquisition-related amortization expense, 2006 litigation matters, income tax benefit and charge related to organizational realignment discussed above:

	Three Months Ended
	December 31, 2007	December 31, 2006	$ Change	% Change

Net income	$65.7	$63.1	$2.6	4%
Acquisition-related amortization expense, net of tax	13.3	4.8	8.5	179%
Charge related to organizational realignment, net of tax	—	4.0	(4.0)	nm
Net income, adjusted for acquisition-related amortization expense and charge related to organizational realignment	$79.0	$71.9	$7.1	10%
Diluted EPS, adjusted for acquisition-related amortization expense and charge related to organizational realignment	$0.59	$0.57	$0.02	4%
Weighted-average shares used in computing adjusted, diluted EPS	133.8	127.2

	Twelve Months Ended
	December 31, 2007	December 31, 2006	$ Change	% Change

Net income	$272.7	$274.5	$(1.8)	-1%
Acquisition-related amortization expense, net of tax	40.7	19.3	21.4	111%
Litigation loss contingencies, net of tax	—	5.5	(5.5)	nm
Litigation settlement	—	(14.1)	14.1	nm
Income tax benefit	—	(9.5)	9.5	nm
Charge related to organizational realignment, net of tax	—	4.0	(4.0)	nm
Net income, adjusted for acquisition-related amortization expense, 2006 litigation matters, income tax benefit and charge related to organizational realignment	$313.4	$279.7	$33.7	12%
Diluted EPS, adjusted for acquisition-related amortization expense, 2006 litigation matters, income tax benefit and charge related to organizational realignment	$2.32	$2.16	$0.16	7%
Weighted-average shares used in computing adjusted, diluted EPS	135.1	129.4

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* See the “Caution Concerning Forward-Looking Statements” section in this earnings release regarding forecasted amounts or expectations related to results associated with future periods.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)*

(Dollars in millions, except per share amounts)

D.	Reconciliation of operating income to EBITDA (operating income before depreciation and amortization expense, litigation loss contingencies, net and charge related to organizational realignment):

	Three Months Ended
	December 31, 2007	December 31, 2006	$ Change	% Change

Operating income	$120.2	$109.9	$10.3	9%
Depreciation and amortization expense	37.8	20.8	17.0	82%
Charge related to organizational realignment	—	6.4	(6.4)	nm
EBITDA	$158.0	$137.1	$20.9	15%

	Twelve Months Ended
	December 31, 2007	December 31, 2006	$ Change	% Change

Operating income	$486.2	$436.1	$50.1	11%
Depreciation and amortization expense	127.7	82.8	44.9	54%
Litigation loss contingencies, net	—	9.0	(9.0)	nm
Charge related to organizational realignment	—	6.4	(6.4)	nm
EBITDA	$613.9	$534.3	$79.6	15%

E.	Reconciliation of our effective tax rate to an effective tax rate, excluding certain items:

	Twelve Months Ended
	December 31,
	2007	2006

Effective tax rate	35.8%	34.0%
Income tax benefit due to resolution of uncertain tax positions	—	2.3%
Litigation settlement	—	1.3%
Effective tax rate, excluding certain items	35.8%	37.6%

nm - Not meaningful

* See the “Caution Concerning Forward-Looking Statements” section in this earnings release regarding forecasted amounts or expectations related to results associated with future periods.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Reconciliation of operating income, operating margin and net income for the purposes of comparability highlighting the impact of the following:

Litigation Loss Contingencies — During the second quarter of 2006, we recorded a $14.0 million, pretax, ($8.6 million, net of tax) loss contingency related to certain legal matters. Of this $14.0 million, pretax loss, $11.5 million was recognized in selling, general and administrative expenses and $2.5 million was recognized in cost of services on our Consolidated Statements of Income.  During the third quarter of 2006, there were favorable court rulings which reduced our exposure related to these litigation matters resulting in the reversal of a portion of the loss contingency.  We reversed $9.0 million, pretax, of the loss contingency during the third quarter of 2006, of which $7.5 million was reversed to selling, general and administrative expenses and $1.5 million was reversed to cost of services in our Consolidated Statements of Income.  The $14.0 million loss during the second quarter of 2006 and $9.0 million subsequent reversal of a portion of the loss in the third quarter of 2006 are included within our North America Personal Solutions segment financial results.

During the third quarter of 2006, we also recorded a $4.0 million, pretax, ($2.5 million, net of tax) loss associated with certain litigation matters within our U.S. Consumer Information Solutions segment.  Of this $4.0 million, pretax loss, $3.5 million was recognized in selling, general and administrative expenses and $0.5 million was recognized in cost of services on our 2006 Consolidated Statements of Income.

Litigation Settlement — In June 2006, we consummated a settlement of claims against certain former selling shareholders of Naviant, Inc.  In 2004, we served a demand for arbitration alleging, among other things, that the sellers were liable for rescission or for indemnification as a result of breaches of various representations and warranties concerning information furnished to us in connection with our acquisition of Naviant, Inc. in 2002.  As a result of this settlement, we recognized a $14.1 million non-taxable gain in other income, net on our Consolidated Statements of Income for the twelve months ended December 31, 2006.

Management believes excluding the foregoing litigation matters (the “2006 litigation matters”) from our financial results provides meaningful supplemental information regarding our financial results for the twelve months ended December 31, 2006, as compared to the same period in 2007 since (1) the gain related to the litigation settlement associated with our previous acquisition of Naviant, Inc. is material and is not reflective of our core operations and (2) the litigation loss contingencies and related reversal of such a material amount during the period is not comparable to similar activity in the subsequent period presented. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income Tax Benefit — During the third quarter of 2006, the applicable statute of limitations related to uncertain tax positions expired resulting in the reversal of the related income tax reserve. The reversal of the reserves resulted in a $9.5 million income tax benefit. The income tax benefit was recorded in provision for income taxes on our Consolidated Statements of Income for the twelve months ended December 31, 2006.

Management believes excluding this income tax benefit from certain financial results provides meaningful supplemental information regarding our financial results for the twelve months ended December 31, 2006, as compared to the same period in 2007 since an income tax benefit of such a material amount is not comparable to similar activity in the subsequent period presented. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge Related to Organizational Realignment — During the fourth quarter of 2006, we recorded a $6.4 million, pretax, ($4.0 million, net of tax) severance charge related to our organizational realignment.  Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2006, as compared to the same periods in 2007 since a charge of such a material amount during the periods is not comparable to similar activity in the subsequent periods presented.  This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted operating income and operating margin, excluding acquisition-related amortization expense, the 2006 litigation loss contingencies, net and charge related to organizational realignment — Management believes excluding the acquisition-related amortization expense and the 2006 litigation loss contingencies, net and charge related to organization realignment from the calculation of operating income and margin is useful because management excludes acquisition-related amortization expense and other items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets and the 2006 items that impact comparability.

Diluted EPS, adjusted for acquisition-related amortization expense, 2006 litigation matters, income tax benefit and charge related to organizational realignment — We calculate this financial measure by excluding acquisition-related amortization expense and the 2006 litigation matters, income tax benefit and charge related to organizational realignment, net of tax, from the determination of net income in the calculation of diluted EPS. This financial measure is not prepared in conformity with GAAP. This non-GAAP financial measure should not be considered as an alternative to diluted EPS, net income, operating income, operating margin, or cash provided by operating activities.

Management believes that this measure is useful because management excludes acquisition-related amortization expense when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets and the 2006 items that impact comparability.

EBITDA — We calculate EBITDA by adding back depreciation and amortization expense and the net impact of the 2006 litigation loss contingencies and charge related to organizational realignment described above to operating income. This financial measure is not prepared in conformity with GAAP since it excludes depreciation and amortization expense, as well as interest expense, minority interest in earnings (net of tax), other income, net, provision for income taxes from earnings and the 2006 litigation loss contingencies and organizational realignment charge. This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities. Our definition of EBITDA may not be comparable with non-GAAP financial measures used by other companies.

Management believes that EBITDA is a useful supplemental measure to investors because it is consistent with how management evaluates our financial performance and is frequently used by securities analysts and other interested parties to evaluate companies in our industry. Additionally, management uses this measure as an important metric for forecasting and analyzing future periods, as well as evaluating future investing and financing decisions.

Effective Tax Rate, Excluding Certain Items — This financial measure is not prepared in conformity with GAAP and excludes certain items, including (1) the reversal of a $9.5 million income tax reserve related to uncertain tax positions primarily due to the expiration of the applicable statute of limitations during the third quarter of 2006 and (2) the impact of the non-taxable $14.1 million gain recorded during the second quarter of 2006 related to the settlement of claims against the former selling shareholders of Naviant, Inc., an acquisition in 2002.  The effective tax rate, excluding certain items, is not a measurement of profitability under GAAP and should not be considered as an alternative to net income, operating income, provision for income taxes or earnings per share.

Management believes our effective tax rate, excluding certain items provides meaningful supplemental information regarding our performance by excluding the items discussed above in order to show a comparable effective tax rate since the items during the periods are material amounts and not comparable to similar activity in the subsequent periods presented. Equifax believes that this financial information is useful to our management and investors in assessing Equifax’s historical performance and liquidity and when planning, forecasting and analyzing future periods.